Exhibit 99.1

Speedus Announces Fourth Quarter and Fiscal 2009 Results

March 31, 2010 - Freehold, NJ: Speedus Corp. (Nasdaq: SPDE) today announced a net loss of $2.8 million, or $.72 per share on a fully diluted basis, for the twelve months ended December 31, 2009 compared to a net loss of $9.2 million, or $2.31 per share on a fully diluted basis, for the twelve months ended December 31, 2008. The operating loss before depreciation and amortization for the twelve months ended December 31, 2009 was $3.5 million compared to an operating loss before depreciation and amortization of $9.2 million for the twelve months ended December 31, 2008. Of this $5.7 million reduction in operating loss, $2.5 million is attributable to a reversal of a 2008 tax withholding provision and $1.3 million is attributable to a charge for 2008 impairments which were not incurred in 2009.  The remaining $1.9 million improvement is primarily a result of an increase in revenues and a decrease in operating expenses in 2009 when compared to 2008.

About Speedus Corp.
Speedus Corp. (Nasdaq: SPDE) operates through its two majority subsidiaries, Zargis Medical Corp. and Density Dynamics, Inc. Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.